UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 23, 2005

BRIDGE STREET FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50105 (Commission File Number)	13-4217332 (IRS Employer Identification No.)

300 State Route 104

Oswego, New York 13126

(Address of principal executive offices) (Zip Code)

(315) 343-4100

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2005, Bridge Street Financial, Inc. (the “Company”) and Oswego National Bank (the “Bank”) entered into parallel Amended and Restated Employment Agreement (the “Agreements”) with Gregory J. Kreis, the Chief Executive Officer and President of the Company and the Bank. Under the terms of the Agreement, Mr. Kreis will receive an annual salary equal to $200,000, to be reviewed by the board of directors at least once every twelve months. In addition, Mr. Kreis is eligible for additional cash compensation as determined by the board of directors and to participate in and receive benefits under the employee benefit plans and programs maintained by the Company and the Bank. The Agreements expire on the third anniversary of the effective date of the Agreements, which effective date may be extended annually upon review of Mr. Kreis’ performance by the board of directors.

The agreements also guarantee customary indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination and also provide uninsured death and disability benefits. The Company and the Bank may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, the executive will be owed severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received had the executive worked for the remaining unexpired term of the agreements.

The same severance benefits would be payable if the executive resigns during the term following: (i) a loss of title, office or membership on the board of directors; (ii) a material reduction in duties, functions or responsibilities; (iii) an involuntary relocation of the executive’s principal place of employment to a location over 50 miles in distance from the Bank’s principal office in Oswego, New York and over 50 miles from the executive’s principal residence; (iv) other material breach of contract by the Company or the Bank which is not cured within 30 days; or (v) a reduction in base salary of more than 10% per year or certain other reductions in benefits.

In the event of a termination of employment or resignation of the executive following a change of control (as defined in the Agreements), the executive would be entitled to a severance payment equal to a lump sum payment equal to 2.99 times the executive’s base amount as defined in Section 280G of the Code. In the event of a change of control, a portion of any severance payments under the Agreements might constitute an “excess parachute payment” under current federal tax laws for which neither the Company nor the Bank could claim a federal income tax deduction.

Copies of the Agreements are attached hereto as Exhibits No. 10.3 and 10.12.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibit is furnished with this report:

	Exhibit No.	Description

	10.3	Amended and Restated Employment Agreement between the Company and Gregory J. Kreis, dated May 23, 2005.

	10.12	Amended and Restated Employment Agreement between the Bank and Gregory J. Kreis, dated May 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGE STREET FINANCIAL, INC.

By:	/s/ Gregory J. Kreis
Name:	Gregory J. Kreis
Title:	President and Chief Executive Officer

Date: May 26, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.3	Amended and Restated Employment Agreement between the Company and Gregory J. Kreis, dated May 23, 2005.
10.12	Amended and Restated Employment Agreement between the Bank and Gregory J. Kreis, dated May 23, 2005.